EXHIBIT 1.A(13)(qq)
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                      RIDER FOR TERM INSURANCE BENEFIT ON
                                LIFE OF INSURED

This benefit is a part of this contract only if it is listed on a contract datepage.

BENEFIT

We will pay an amount under this benefit if we receive due proof thatthe Insured died: (1) in the term period for the benefit; and(2) while this contract was in force and not in default beyond the last day of the grace period. But our payment is subject to all the provisions of the benefit and of the rest of this contract.

We show the amount of term insurance under this benefit on a contractdata page. We also show the term period for the benefit there. The term period starts on thecontract date.

BENEFIT PREMIUMS AND CHARGES

We show the premiums for this benefit on a contract data page. Fromeach premium payment, we make the deductions as shown in these pages and thebalance is the invested premium amount which is added to the Contract Fund.

The monthly charge for this benefit is deducted on each monthly date fromthe Contract Fund. The amount of that charge is also shown on a contract data page.

Benefit premium and monthly charges stop on the contract anniversary atthe end of the term period for this benefit.

                             TERMINATION OF BENEFIT

This benefit will end on the earliest of:

1. the end of its term period;

2. the end of the last day of the grace period if the contract is in default;it will not continue if either extended insurance or reduced paid-up insurance takes effect;

3. the date the contract is surrendered under its Cash Value Option, if ithas one; and

4. the date the contract ends for any other reason.

Further, if you ask us in the premium period in a form that meets ourneeds, we will cancel the benefit as of the first monthly date on or after we receive yourrequest. Contract premiums and monthly charges due then and later will be reduced accordingly.

THIS SUPPLEMENTARY BENEFIT RIDER ATTACHED TO THIS CONTRACTON THE CONTRACT DATE

The Prudential Insurance Company of America,


                                                By /s/ SPECIMEN
                                                   -------------------
                                                       Secretary

                                     II-26

AL 401 B--96